ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1995-1
$ 252,234,680 6.00% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   3,705,840     460,203     124,032    0.92%    2,020,906    3.51%
 Feb-98   3,610,252     448,658      31,112    3.03%    1,700,686    4.12%
 Mar-98   3,382,879     371,626      91,720    0.82%    1,771,063    3.72%
 Apr-98   3,812,612     370,318      68,341    2.62%    1,447,203    4.22%
 May-98   3,257,598     339,253      69,294    2.12%    1,336,275    3.74%
 Jun-98   2,946,833     301,487      47,348    2.32%    1,289,246    3.73%
 Jul-98   3,020,137     292,742       9,708    1.73%    1,189,577    3.94%
 Aug-98   2,876,191     269,179      32,889    0.39%    1,101,821    3.98%
 Sep-98   2,710,533     246,387      (4,946)   1.46%    1,026,985    4.06%
 Oct-98   2,392,991     216,282       7,780   -0.24%      881,517    4.16%
 Nov-98   2,247,096     200,778      30,398    0.42%      954,573    3.93%
 Dec-98   2,087,000     178,307     (15,429)   1.79%    1,003,249    4.70%
        ____________ ___________ ___________
 Totals  36,049,962   3,695,221     492,247

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.